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                             COMPUTER CONCEPTS CORP.
                         1998 STOCK / STOCK OPTION PLAN


1.  Purpose; Effectiveness of the Plan.

              A. The purpose of this Plan is to advance the interests of the Company and its stockholders by helping the Company obtain and retain the services of employees and consultants, upon whose judgment, initiative and efforts the Company is substantially dependent, and to enable the Company to provide compensation in the form of securities when deemed appropriate, and to provide those persons with further incentives to advance the interests of the Company.

              B. This Plan will become effective on the date of its adoption by the Board. This Plan will remain in effect until it is terminated by the Board or the Committee (as defined hereafter) under section 9 hereof. This Plan will be governed by, and construed in accordance with, the laws of the State of Delaware.

2.  Certain Definitions.

                           Unless the context otherwise requires, the following
defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any stock option agreements entered into pursuant to this Plan:

              A. "10% Stockholder" means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in
Section 424(d) of the Code at the time he or she is granted an Option, stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company and/or of its subsidiaries;

              B. "1933 Act" means the federal Securities Act of 1933, as amended;

              C. "Board" means the Board of Directors of the Company;

              D. "called for under an Option," or words to similar effect, means issuable pursuant to the exercise of an Option;

              E. "Code" means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise);

              F. "Committee" means a committee of two or more Disinterested Directors, appointed by the Board, to administer and interpret this Plan; provided that the term "Committee" will refer to the Board during such times as no Committee is appointed or qualified by the Board; the Board may always act in lieu of the Committee;

              G. "Company" means Computer Concepts Corp., a Delaware corporation;

              H. "Disability" has the same meaning as "permanent and total disability," as defined in Section 22(e)(3) of the Code;

              I. "Disinterested Director" means a member of the Board who is not during the period of one year prior to his or her service as an administrator of the Plan, or during the period of such service, granted or awarded Stock, options to acquire Stock, or similar equity securities of the Company under this Plan or any similar plan of the Company;

              J. "Eligible Participants" means persons who, at a particular time, are employees or consultants of the Company or its subsidiaries;

              K. "Fair Market Value" means, with respect to the Stock, the market price per share of such Stock determined by the Committee, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith, as follows:

                           i. If the Stock was traded on a stock exchange on the
              date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite-transactions report for such date;
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                           ii. If the Stock was traded over-the-counter on the
              date in question and was classified as a national market issue, then the Fair Market Value will be equal to the last-transaction price quoted by the NASDAQ system for such date;

                           iii. If the Stock was traded over-the-counter on the
              date in question but was not classified as a national market issue, then the Fair Market Value will be equal to the average of the last reported representative bid and asked prices quoted by the NASDAQ system for such date; and

                           iv. If none of the foregoing provisions is
              applicable, then the Fair Market Value will be determined by the Committee in good faith on such basis as it deems appropriate.

              L. "ISO" has the same meaning as "incentive stock option," as defined in Section 422 of the Code;

              M. "Just Cause Termination" means a termination by the Company of an Optionee's employment by and/or service to the Company (or if the Optionee is a director, removal of the Optionee from the Board by action of the stockholders or, if permitted by applicable law and the by-laws of the Company, the other directors), in connection with the good faith determination of the Company's board of directors (or of the Company's stockholders if the Optionee is a director and the removal of the Optionee from the Board is by action of the stockholders, but in either case excluding the vote of the Optionee if he or she is a director or a stockholder) that the Optionee has engaged in any acts involving dishonesty or moral turpitude or in any acts that materially and adversely affect the business, affairs or reputation of the Company or its subsidiaries, or as defined in any applicable employment agreement;

              N. "NSO" means any option granted under this Plan whether designated by the Committee as a "non-qualified stock option," a "non-statutory stock option" or otherwise;

              O. "Option" means an option granted pursuant to this Plan entitling the option holder to acquire shares of Stock issued by the Company pursuant to the valid exercise of the option;

              P. "Option Agreement" means an agreement between the Company and an Optionee, in form and substance satisfactory to the Committee in its sole discretion, which may consist solely of an option certificate, consistent with this Plan;

              Q. "Option Price" with respect to any particular Option means the exercise price at which the Optionee may acquire each share of the Option Stock called for under such Option;

              R. "Option Stock" means Stock issued or issuable by the Company pursuant to the valid exercise of an Option;

              S. "Optionee" or "Grantee" means an Eligible Participant to whom Stock and/or Options are granted hereunder, and any transferee thereof pursuant to a Transfer authorized under this Plan;

              T. "Plan" means this 1998 Stock Option Plan of the Company;

              U. "QDRO" has the same meaning as "qualified domestic relations order" as defined in Section 414(p) of the Code;

              V. "Stock" means shares of the Company's Common Stock, $.0001 par value;

              W. "Stock Award" means any and all awards or grants of Stock henceforth made by the Company, unless otherwise specified, to employees or consultants by the Board or Committee in regard to services rendered to the Company;

              X. "Transfer," with respect to Option Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Option Stock, including without limitation an assignment for the benefit of creditors of the Optionee, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to a QDRO, or to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the shares of Option Stock are transferred or awarded to the spouse of the Optionee or are required to be sold; or a transfer resulting from the filing by the Optionee of a petition for relief, or the filing of an involuntary petition against such Optionee, under the bankruptcy laws of the United States or of any other nation.
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3.  Eligibility.

              The Company may grant Stock and/or Options under this Plan only to persons who are Eligible Participants as of the time of such grant. Subject to the provisions of sections 4(d), 5 and 6 hereof, there is no limitation on the number or amount of Options or Stock that may be granted to an Eligible Participant.

4.  Administration.

              A. Committee. The Committee, if appointed by the Board, will administer this Plan. If the Board, in its discretion, does not appoint such a Committee, or chooses to act in lieu of the Committee, the Board itself will administer this Plan and take such other actions as the Committee is authorized to take hereunder; provided that the Board may take such actions hereunder in the same manner as the Board may take other actions under the Company's articles of incorporation and by-laws generally.

              B. Authority and Discretion of Committee. The Committee will have full and final authority in its discretion, at any time and from time to time, subject only to the express terms, conditions and other provisions of the Company's articles of incorporation, by-laws and this Plan, and the specific limitations on such discretion set forth herein:

                           (i) to select and approve the persons who will be
              granted Stock or Options under this Plan from among the Eligible Participants, and to grant to any person so selected one or more shares of stock or Options to purchase such number of shares of Option Stock on such terms as the Committee may determine;

                           ii. to determine the period or periods of time during
              which Options may be exercised, the Option Price, vesting provisions in regard to Stock or Options in the discretion of the Committee and the duration of such Options, and other matters to be determined by the Committee in connection with specific grants and Option Agreements as specified under this Plan;

                           iii. to interpret this Plan, to prescribe, amend and
              rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan; and

                           iv. to delegate all or a portion of its authority
              under subsections (i) and (ii) of this section 4(b) to one or more directors of the Company who are executive officers of the Company, but only in connection with Options granted to Eligible Participants who are not subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and subject to such restrictions and limitations (such as the aggregate number of shares of Option Stock called for by such Options that may be granted) as the Committee may decide to impose on such delegate directors.

              C. Limitation on Authority. Notwithstanding the foregoing, or any other provision of this Plan, the Committee will have no authority to grant Stock or Options under this Plan to any of its members, however, the Board may so act, with any subject Board member abstaining from action in regard to himself.

              D. Option Agreements. Options will be deemed granted hereunder on the date the grant of Options is approved by the Committee or Board, as the case may be.

              E. Designation of Options. Except as otherwise provided herein, the Committee will designate any Option granted hereunder as an NSO, it being the Company's intent to adopt a separate plan in regard to the granting of ISOs.


5.  Shares Reserved.

              A. Pool. The aggregate number of shares of Option Stock that may be issued pursuant to the exercise of Options granted under this Plan and all other compensation plans adopted by the Company, i) in regard to Option Stock issued with an exercise price less than Fair Market Value on the date of granting the Option Stock, the aggregate number granted will not exceed five percent (5%) (to be measured for all plans on a calendar year basis, but separate and in addition to the Option Stock issued pursuant to item "ii," below) of the outstanding common stock of the Company on the date of granting the Option Stock; and ii) in regard to Option Stock issued with an exercise price equal to or greater than Fair Market Value on the date of granting the Option Stock, the aggregate number granted will not exceed fifteen percent (15%) (to be measured for all plans on a calendar year basis) of the outstanding common stock of the Company on the date of granting the Option Stock (separately or collectively referred to as the "Option Pool," as the case may be), provided that such number will be increased from time to time by the number of shares of Option Stock available to be issued in any prior
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calendar year which are not granted during that year and/or that the Company subsequently may reacquire through repurchase or otherwise. These terms shall not act to limit the number of shares of Stock which may be awarded from time to time independent of Option grants. Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or part of those Options have terminated or expired, will be deemed not to have been issued for purposes of computing the number of shares of Option Stock remaining in the Option Pool and available for issuance. In addition, stock awards shall not exceed 2,432,300.

              B. Adjustments Upon Changes in Stock. In the event of any change in the outstanding Stock of the Company as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in: (i) the aggregate number of shares of Option Stock in the Option Pool that may be issued pursuant to the exercise of Options granted hereunder; (ii) the Option Price and the number of shares of Option Stock called for in each outstanding Option granted hereunder; and (iii) other rights and matters determined on a per share basis under this Plan or any Option Agreement hereunder. Any such adjustments will be made only by the Board, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Options then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

6. Terms of Stock Option Agreements.

                           Each Option granted pursuant to this Plan will be
evidenced by an agreement (an "Option Agreement") between the Company and the person to whom such Option is granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Without limiting the foregoing, each Option Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

              A. Covenants of Optionee. At the discretion of the Committee, the person to whom an Option is granted hereunder, as a condition to the granting of the Option, may be deemed to accept and agree to all conditions and terms which the Options may be made subject to. Upon request, such Optionee shall deliver to the Company a confidential information agreement approved by the Committee, an investor representations and subscriptions letter and a questionnaire, in form acceptable to the Committee. Nothing contained in this Plan, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Optionee any right with respect to the continuation of his or her status as an employee of, consultant or independent contractor to, or director of, the Company or its subsidiaries.

              B. Vesting Periods. Except as otherwise provided herein, each Stock Award or Option Agreement may specify the period or periods of time within which each Option or portion thereof will first become vested or exercisable (the "Vesting Period") with respect to the total number of shares of Option Stock called for thereunder (the "Total Award Option Stock"). Such Vesting Periods will be fixed by the Committee in its discretion in regard to each Option Agreement, and may be accelerated or shortened by the Committee in its discretion.

              C. Exercise of the Option.

                           i. Mechanics and Notice. An Option may be exercised
              to the extent exercisable (1) by giving written notice of exercise to the Company, specifying the number of full shares of Option Stock to be purchased and accompanied by full payment of the Option Price thereof and the amount of withholding taxes pursuant to subsection 6(c)(ii) below; and (2) by giving assurances satisfactory to the Company that the shares of Option Stock to be purchased upon such exercise are being purchased for investment and not with a view to resale in connection with any distribution of such shares in violation of the 1933 Act; provided, however, that in the event the Option Stock called for under the Option is registered under the 1933 Act, or in the event resale of such Option Stock without such registration would otherwise be permissible, this second condition will be inoperative if, in the opinion of counsel for the Company, such condition is not required under the 1933 Act, or any other applicable law, regulation or rule of any governmental agency.

                           ii. Withholding Taxes. As a condition to the issuance
              of the shares of Option Stock upon full or partial exercise of an NSO granted under this Plan, upon request the Optionee will pay to the Company in cash, or in such other form as the Committee may determine in its discretion, the amount of the Company's tax withholding liability required in connection with such exercise. For purposes of this subsection 6(c)(ii), "tax withholding liability" will mean all federal and state income taxes, social security tax, and any other taxes applicable to the compensation income arising from the transaction required by applicable law to be withheld by the Company.

              D. Payment of Option Price. Each Option Agreement will specify the Option Price with respect to the exercise
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of Option Stock thereunder, to be fixed by the Committee in its discretion. The
Option Price will be payable to the Company in United States dollars in cash or by check or, such other legal consideration or methods of payment as may be approved by the Committee, in its discretion, including, but not limited to the following:

                           i. The Committee, in its discretion, may permit a
              particular Optionee to pay all or a portion of the Option Price, and/or the tax withholding liability set forth in subsection 6(c)(ii) above, with respect to the exercise of an Option either by surrendering shares of Stock already owned by such Optionee or by withholding shares of Option Stock, provided that the Committee determines that the fair market value of such surrendered Stock or withheld Option Stock is equal to the corresponding portion of such Option Price and/or tax withholding liability, as the case may be, to be paid for therewith. ]

                           ii. If the Committee permits an Optionee to pay any
              portion of the Option Price and/or tax withholding liability with shares of Stock with respect to the exercise of an Option (the "Underlying Option") as provided in subsection 6(d)(i) above, then the Committee, may, but is not obligated to, in its discretion, grant to such Optionee (but only if Optionee remains an Eligible Participant at that time) additional NSOs, the number of shares of Option Stock called for thereunder to be equal to all or a portion of the Stock so surrendered or withheld (a "Replacement Option"). Each Replacement Option will be evidenced by an Option Agreement. Unless otherwise set forth therein, each Replacement Option will be immediately exercisable upon such grant (without any Vesting Period) and will be coterminous with the Underlying Option. The Committee, in its sole discretion, may establish such other terms and conditions for Replacement Options as it deems appropriate.

              E. Termination of the Option. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be fixed by the Committee in its discretion, during which the Option granted therein will be exercisable (the "Option Period"). To the extent not previously exercised, each Option will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that each such Option will terminate, if earlier: (i) ninety days after the date that the Optionee ceases to be an Eligible Participant for any reason, other than by reason of death or disability or a Just Cause Termination; (ii) twelve months after the date that the Optionee ceases to be an Eligible Participant by reason of such person's death or disability; or (iii) immediately as of the date that the Optionee ceases to be an Eligible Participant by reason of a Just Cause Termination. In the event of a sale or all or substantially all of the assets of the Company, or a merger or consolidation or other reorganization in which the Company is not the surviving corporation, or in which the Company becomes a subsidiary of another corporation (any of the foregoing events, a "Corporate Transaction"), then notwithstanding anything else herein, the successor corporation must agree to assume the outstanding Options or substitute therefor comparable options of such successor corporation or a parent or subsidiary of such successor corporation, or the right to exercise all then outstanding Options will vest immediately prior to such Corporate Transaction.

              F. Options Nontransferable. Unless otherwise expressly provided, no Option will be transferable by the Optionee otherwise than by will or the laws of descent and distribution, or pursuant to a QDRO. During the lifetime of the Optionee, the Option will be exercisable only by him or her, or the transferee of an NSO if it was transferred pursuant to a QDRO.

              G. Qualification of Stock. The right to exercise an Option will be further subject to the requirement that if at any time the Board determines, in its discretion, that the listing, registration or qualification of the shares of Option Stock called for thereunder upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase of shares of Option Stock thereunder, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Board, in its discretion.

              H. Additional Restrictions on Transfer. By accepting Stock, Options and/or Option Stock under this Plan, the Optionee will be deemed to represent, warrant and agree as follows:

                           i. Securities Act of 1933. The Optionee understands
              that the shares of Option Stock have not been registered under the 1933 Act, and that such shares are not freely tradeable and must be held indefinitely unless such shares are either registered under the 1933 Act or an exemption from such registration is available. The Optionee understands that the Company is under no obligation to register the shares of Option Stock.

                           ii. Other Applicable Laws. The Optionee further
              understands that Transfer of the Option Stock requires full compliance with the provisions of all applicable laws.

                           iii. Investment Intent. Unless a registration
              statement is in effect with respect to the sale of Stock or Option Stock obtained through exercise of Options granted hereunder: (1) The Stock grantee acquires, or
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              upon exercise of any Option, the Optionee will purchase the Option
              Stock for his or her own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one else will have any beneficial interest in the Stock or Option Stock; and (3) he or she has no present intention of disposing of the Stock or Option Stock at any particular time.

              I. Compliance with Law. Notwithstanding any other provision of this Plan, Stock or Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by an Optionee, only after there has been compliance with all applicable federal and state securities laws which may require providing of representations and questionnaires by Optionee, and all of the same will be subject to this overriding condition. The Company will not be required to register or qualify Option Stock with the Securities and Exchange Commission or any State agency, except that the Company will register with, or as required by local law, file for and secure an exemption from such registration requirements from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Participant would be granted an Option hereunder prior to such grant.

              J. Stock Certificates. Unless registered, certificates representing the Stock or Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this section 6(j) have been complied with.

              K. Notices. Any notice to be given to the Company under the terms of an Option Agreement will be addressed to the Company at its principal executive office, Attention: Corporate Secretary, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee will be addressed to the Optionee at the address provided to the Company by the Optionee. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government.

              L. Other Provisions. The Option Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

7. Proceeds from Sale of Stock.

                           Cash proceeds from the sale of shares of Option Stock
issued from time to time upon the exercise of Options granted pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

8. Modification, Extension and Renewal of Options.

                           Subject to the terms and conditions and within the
limitations of this Plan, the Committee may modify, extend or renew outstanding Options granted under this Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of Stock or new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of any Option will, without the consent of the holder of the Option, negatively alter or impair any rights or obligations under any Option theretofore granted under this Plan.

9.  Amendment and Discontinuance.

                           The Board may amend, suspend or discontinue this Plan
at any time or from time to time; provided further that no such action may negatively alter or impair any Option previously granted under this Plan without the consent of the holder of such Option.

10. Plan Compliance with Rule 16b-3.

                           With respect to persons subject to Section 16 of the
Securities Exchange Act of 1934, this plan has not been approved by the shareholders of the Company which is one of the requirements for qualification for exemption from liability under Section 16. By acceptance of Options, Optionees acknowledge and agree with the following provisions:

                           A. Rule 16b-3 Compliance. If the Optionee is subject
to Rule 16b-3 compliance, the Optionee
will not sell Option Stock until at least six months after issuance of the Option Stock to the Optionee.

                           B. No Section 16 Exemption. As certain requirements
for qualification for exemption from Section 16 liability have not been met, until such time as being advised in writing by the Company that the Plan qualifies for the exemption, Optionees are subject to Section 16 liability on exercise of the Options and should carefully review the timing of transactions involving the Option Stock to avoid liability under Section 16 (the
"short-swing profit" rules; profits from any transaction within a six month period are deemed to be based on insider information and all profits must be paid to the Company). The exercise of the Option may be deemed a purchase, thereby requiring a six month wait prior to a transfer or sale of the Option Stock after the exercise of the Option. Although the exercise of options is normally a taxable event, if the shares received may not be sold without incurring Rule 16b liability, the taxable event is deemed not to occur until the six month period has expired; therefore, the timing of an exercise should be carefully considered well in advance of the time the Optionee may desire to sell Option Stock.


11. Copies of Plan.

                           A copy of this Plan will be delivered to each
Optionee at or before the time he or she executes an Option Agreement.

                                      * * *

(Date Plan Adopted by Board of Directors: February 19, 1998)